News Release
March 31, 2025
SSR MINING PROVIDES 2025 OPERATING GUIDANCE
2025 PRODUCTION GUIDANCE OF 410,000 TO 480,000 GOLD EQUIVALENT OUNCES (“GEOs”), EXCLUDING POTENTIAL ÇÖPLER CONTRIBUTIONS
PRODUCTION PROFILE POSITIONED FOR +10% YEAR-OVER-YEAR GROWTH IN 2025 WITH THE ADDITION OF CC&V TO THE PORTFOLIO
HOD MADEN ADVANCING WITH 2025 PROJECT CAPITAL SPEND EXPECTED TO TOTAL $60 TO $100 MILLION
DENVER – SSR Mining Inc. (Nasdaq/TSX: SSRM; ASX: SSR) (“SSR Mining” or the “Company”) is pleased to announce its full-year 2025 production and cost guidance demonstrating a more than 10% increase in year-over-year gold equivalent production. In 2025, the Company expects to deliver production of 410,000 to 480,000 gold equivalent ounces from its Marigold, CC&V, Seabee and Puna operations at consolidated cost of sales of $1,375 to $1,435 per payable ounce and AISC of $2,090 to $2,150 per payable ounce. (1) Exclusive of Care & Maintenance costs at Ҫӧpler, the Company expects full-year consolidated AISC would be $1,890 to $1,950 per payable ounce.
On February 28, 2025, SSR Mining closed the acquisition of CC&V. As a result, CC&V’s attributable production and cost guidance reflect the period of March 1, 2025 to December 31, 2025. Before the transaction’s close, Newmont Corporation (“Newmont”) issued an updated Mineral Reserve and Mineral Resource statement for CC&V in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Based on the Newmont disclosure, as of December 31, 2024, CC&V hosted 2.4 million ounces of gold, an 85% increase over the prior year, including mined depletion in 2024. Technical work on an updated life of mine plan for CC&V will be completed within the next twelve months, showcasing SSR Mining’s initial expectations for the life of mine plan for the asset.
Additionally, technical work and initial development activities have continued at Hod Maden as the Company progresses the project towards a construction decision. As project operator, SSR Mining has planned $60 to $100 million in project development capital for 2025 on a 100% basis. Key activities for 2025 are expected to include initial site establishment efforts and the commencement of road and tunnel development for site access.
Rod Antal, Executive Chairman of SSR Mining, said, “We entered 2025 with positive momentum. Our Americas assets, recently bolstered by the acquisition of CC&V, are well positioned for significant production growth and strong cash flows in 2025. In addition, we see attractive and low capital intensity opportunities to potentially extend the mine lives at each of these assets going forward and will continue to progress technical work through the year.
In Türkiye, constructive discussions with the relevant Turkish government authorities continue, as the Company remains committed to both restarting the Ҫӧpler mine and progressing the Hod Maden project towards a construction decision.
Underpinning our ambitious growth initiatives remains a robust balance sheet. Looking ahead, we have a clear path forward, with a focus on delivering growth across the portfolio as we look to build our position as a leading mid-tier gold producer.”
(1) The Company reports non-GAAP financial measures including All-In Sustaining Cost (“AISC”) per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.

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Full-Year 2025 Guidance
SSR Mining reports its full-year 2025 guidance that includes production and cost assumptions by producing asset and on a consolidated basis. Production and cost metrics for CC&V reflect the period of March 1, 2025 to December 31, 2025. In the period from January 1, 2025 to February 28, 2025, CC&V produced approximately 28,000 ounces of gold. Production, cost and capital guidance for Çöpler will be provided following the potential restart of the operation. Please see Appendix Table 1 for a full reconciliation to the cost metrics provided below.

(operating guidance 100% basis) (2)		Marigold	CC&V (3)	Seabee	Puna	Corporate	Total (Excluding Çöpler)	Çöpler	Consolidated
Gold Production	koz	160 – 190	90 – 110	70 – 80	—	—	320 – 380	—	320 – 380
Silver Production	Moz	—	—	—	8.00 – 8.75	—	8.00 – 8.75	—	8.00 – 8.75
Gold Equivalent Production	koz	160 – 190	90 – 110	70 – 80	90 – 100	—	410 – 480	—	410 – 480

Cost of Sales per Ounce (GAAP) (4)	$/oz	1,530 – 1,570	1,470 – 1,510	1,230 – 1,270	12.50 – 14.00	—	1,375 – 1,435	—	1,375 – 1,435
Cash Cost per Ounce (non-GAAP) (5)	$/oz	1,530 – 1,570	1,460 – 1,500	1,230 – 1,270	11.35 – 12.85	—	1,350 – 1,410	—	1,350 – 1,410
Sustaining Capital Expenditures (6)	$M	45	27	32	15	—	119	—	119
General & Administrative	$M	—	—	—	—	60 – 65	60 – 65	—	60 – 65
Share-Based Compensation (7)	$M	—	—	—	—	30 – 35	30 – 35	—	30 – 35
Care & Maintenance (8)	$M	—	—	—	—	—	—	80 – 100	80 – 100
All-In Sustaining Cost per Ounce (non-GAAP) (5)	$/oz	1,800 – 1,840	1,800 – 1,840	1,710 – 1,750	14.25 – 15.75	—	1,890 – 1,950	—	2,090 – 2,150
(2)Figures may not add due to rounding.
(3)CC&V figures are presented as of March 1, 2025 onwards to account for attributable production to SSR Mining following the close of the CC&V transaction. Prior to the closing of the acquisition, CC&V produced approximately 28,000 ounces of gold. For the full year, inclusive of ounces produced under Newmont’s ownership, CC&V is expected to produce between 118,000 and 138,000 ounces of gold.
(4)Excludes depreciation, depletion, and amortization.
(5)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at its mines. AISC includes reclamation cost accretion and amortization and certain lease payments. Total AISC includes G&A costs and share-based compensation, but excludes any care & maintenance costs incurred at Çöpler. Consolidated AISC reflects cash care & maintenance costs of approximately $20 - $25 million per quarter incurred at Çöpler until the mine is restarted. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure.
(6)Refer to “2025 Capital Guidance” table below for a breakdown of sustaining exploration and evaluation expenditures.
(7)Share-based compensation guidance uses a reference price of approximately US$15 per share.
(8)Reflects the cash component of care & maintenance expenses that would be incurred at Çöpler in the event the operation did not restart within 2025. SSR Mining continues to work closely with the relevant authorities in Türkiye to advance the restart of the Çöpler mine, but at this time the Company is not able to estimate or predict when and under what conditions operations will resume.

2025 Capital Guidance ($M) (9)	Marigold	CC&V (10)	Seabee	Puna	Hod Maden	Çöpler	Other	Total
Sustaining Capital	42	24	30	15	—	—	—	111
Sustaining Exploration and Resource Development Expense	3	2	2	—	—	—	—	7
Sustaining Capital Expenditures	45	27	32	15	—	—	—	119

Growth Capital	15	23	2	—	60 – 100	—	—	100 – 140
Growth Exploration and Resource Development Expense	19	3	16	9	5	—	6	58
Total Growth Expenditures (11)	34	25	18	9	65 – 105	—	6	157 – 197
(9)Figures may not add due to rounding. Amounts presented on 100% basis. Hod Maden is currently 10% owned by SSR Mining. SSR Mining has the option to increase its ownership to 40% through funding of 40% of the pre-production capital commitments and up to $150 million in contingent payments. No material capital expenditures are expected at Çöpler until the mine is restarted.
(10)CC&V figures are presented as March 1, 2025 onwards.
(11)All exploration and resource development spend is expensed. Growth exploration includes project studies and evaluation.

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2025 Guidance Overview
Consolidated production in 2025, excluding any potential contributions from Çöpler, is expected to be 55% weighted to the second half of the year, reflecting the attributable period of operations at CC&V in the first quarter and the grade profile at Marigold. Quarterly AISC is expected to be highest in the first and third quarters of 2025, reflecting expenditures associated with the winter road at Seabee and the cadence of sustaining capital spend across the portfolio. Development capital, largely attributable to the advancement of the Hod Maden project, is expected to be relatively evenly distributed throughout the year.
Marigold, USA

2025 Guidance	Production (koz)	Cost of sales ($/oz)	AISC ($/oz)
Gold	160 – 190	1,530 – 1,570	1,800 – 1,840
For the full-year, Marigold’s production is expected to be 55 to 60% weighted to the second half of 2025, as higher grades stacked at the end of the first half drive increased production in the second half. Marigold is expected to stack 18 to 20 million ore tonnes at an average grade of 0.35 to 0.40 grams per tonne. Sustaining capital spend is approximately 70% weighted to the first half of the year, with AISC expected to peak in the first quarter of 2025. Sustaining capital spend for Marigold in 2025 is forecasted to total $45 million, including approximately $10 million on normal course dewatering initiatives as mining advances into the Red Dot deposit.
Building on the success of declaring a maiden resource at Buffalo Valley in 2024, the Company is continuing to advance resource development and technical work with the goal to enable mine life extensions at Marigold beyond the current eight year Mineral reserve life, including potential expansions to the Mackay, Valmy, New Millennium, and Buffalo Valley deposits. Exploration and resource development expenditures at Marigold are expected to total $22 million, including $19 million in growth exploration spend. An additional $15 million in growth capital is targeted for 2025, reflecting capitalized resource development drilling and leach pad expansions.
CC&V, USA

2025 Guidance (Commencing March 1, 2025)	Production (koz)	Cost of sales ($/oz)	AISC ($/oz)
Gold	90 – 110	1,470 – 1,510	1,800 – 1,840
SSR Mining completed the acquisition of CC&V on February 28, 2025, and as a result, all guidance for CC&V reflects the attributable period of SSR Mining’s ownership commencing March 1, 2025. CC&V produced approximately 28,000 ounces of gold in the first two months of 2025, bringing the mine’s full-year production expectations to 118,000 and 138,000 ounces of gold. In 2024, CC&V produced 146,000 ounces of gold at cost of sales of $1,390 per ounce and AISC of $1,691 per ounce.
From March 1, 2025, CC&V is expected to stack 18 to 20 million ore tonnes at an average grade of 0.35 to 0.40 grams per tonne and gold recovery of 55% to 60%. The stripping ratio is expected to average 0.7:1 over this period. Sustaining capital is expected to total $27 million, peaking in the second quarter of 2025. Sustaining capital spend includes $2 million on resource development and exploration as the Company evaluates opportunities to expand CC&V’s existing 2.4 million ounces of proven and probable Mineral Reserves. SSR Mining expects to spend an additional $25 million in growth capital at CC&V in 2025, primarily focused on leach pad development and expansions. Technical work on an updated life of mine plan for CC&V is progressing and is expected to be released within the next 12 months, showcasing SSR Mining’s initial life of mine expectations for the asset.

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Seabee, Canada

2025 Guidance	Production (koz)	Cost of sales ($/oz)	AISC ($/oz)
Gold	70 – 80	1,230 – 1,270	1,710 – 1,750
Seabee’s 2025 production is expected to be strongest in the first quarter of the year, reflecting the processing of ore from a higher grade stope that was first accessed in the fourth quarter of 2024. For the remainder of 2025, grades are expected to reflect Seabee’s Mineral Reserve grade and average between 5.0 and 5.5 g/t, and processing plant throughputs are expected to average approximately 1,300 to 1,350 tonnes per day. AISC are expected to be highest in the first half of the year, particularly the first quarter, reflecting the typical spend profile associated with the winter road season. Sustaining capital expenditures are planned to total $32 million in 2025.
Near-mine exploration continues with the goal of delineating new Mineral Reserves at Santoy 8, 9 and the Gap and Santoy Hangingwall targets. Exploration and resource development activity is expected to total $16 million in 2025 as SSR Mining continues to advance the Porky target as a potential new underground mining front that could complement and extend the existing Seabee mine life.
Puna, Argentina

2025 Guidance	Production (Moz / koz)	Cost of sales ($/oz)	AISC ($/oz)
Silver	8.00 – 8.75	12.50 – 14.00	14.25 – 15.75
Gold Equivalent	90 – 100
In 2025, production at Puna is expected to be 50 to 55% weighted to the first half, driven largely by grades. Continued delivery of operational improvement initiatives has enabled further increases to process plant throughputs at Puna, which are targeted to average approximately 5,000 tonnes per day throughout the year. AISC are expected to be highest in the second half of 2025, including a peak in the third quarter, largely reflecting the aforementioned production profile and increased waste stripping in the second half.
Sustaining capital expenditures are planned to total $15 million in 2025. SSR Mining is continuing to advance opportunities to extend the mine life at Puna, including pit laybacks at the Chinchillas pit and advancing exploration and engineering work at Cortaderas.
Çöpler, Türkiye
SSR Mining continues to work closely with the relevant authorities to advance the required permits for the restart of the Çöpler mine following the February 13, 2024 incident. Once all necessary regulatory approvals, including the operating permits, are reinstated, it is anticipated that initial operations would consist of processing a combination of stockpiled ore and ore mined from Çakmaktepe, in conjunction with future remediation work. At this time, we are not able to estimate or predict when and under what conditions the Company will resume operations at Çöpler.
SSR Mining continues to anticipate the cost for Çöpler remediation and containment work from April 1, 2024 onwards remains unchanged at $250 to $300 million. SSR Mining spent $127.6 million on reclamation and remediation spend in 2024. Reclamation and remediation spend at Çöpler will be reduced until final approvals are received for the East Storage Facility. Depending on the timing of these approvals, reclamation and remediation spend is estimated to total between $50 to $90 million in 2025. Çöpler is also expected to incur quarterly care and maintenance costs of approximately $35 to $40 million until the mine returns to operation, including $20 to $25

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million in cash care and maintenance costs per quarter which impact the Company’s consolidated AISC. SSR Mining does not adjust for any care & maintenance expense in its financial reporting.
For additional information on the Çöpler Incident, including a discussion of the associated risks, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 18, 2025.

Growth Exploration and Resource Development
In 2025, growth exploration and resource development expenditures are expected to total $50 million, while growth capital expenditures are expected to total $100 to 140 million, driven largely by Hod Maden.
At Hod Maden, technical work has continued ahead of a construction decision. In 2024, SSR Mining spent approximately $42 million in growth capital at Hod Maden, predominantly allocated to early works and site access activities. In 2025, attributable growth capital expenditures are expected to total between $60 and 100 million, focused on the continued advancement of initial earth works and site access activities, including the commencement of road and tunnel development. Technical work completed at Hod Maden to-date continues to affirm prior due diligence outcomes around the project scope, and infill drilling continues at site with the aim of de-risking the first four years of the mine. An initial exploration program is also planned at Hod Maden for 2025, focused on potential extensions to the existing deposit and defining potential new targets across the 3,500 hectare property.
At Marigold, 2025 consolidated exploration and resource development expenditures are estimated at $22 million, focusing on oxide Mineral Reserve additions and conversion at Buffalo Valley and New Millennium. Growth exploration expenditures also include geophysics and testing of new targets across the greater Marigold land package.
At CC&V, initial exploration spend will be focused on converting existing Mineral Resources into Mineral Reserves and defining additional shallow Mineral Resources adjacent to existing mineralization.
At Seabee, 2025 consolidated exploration and resource development expenditures are estimated at $18 million with a focus on defining initial Mineral Reserves at the Porky targets. Further drilling will also be completed at the Gap Hangingwall to evaluate potential extensions to the existing Mineral Reserves and mine life at Seabee. Earlier stage exploration activity also continues across the broader Seabee property, including mapping and sampling new outcrop exposures created by the 2024 forest fires at a number of regional targets.
At Puna, 2025 exploration and resource development expenditures are anticipated to total $9 million, with the majority of that spend allocated to advancing Mineral Resource definition at the Cortaderas target ahead of an initial economic evaluation of the target. Work is also underway to evaluate potential Mineral Reserve conversion at Chinchillas in order to extend the mine life in the near-term.
Other exploration and development expenditures total $6 million as SSR Mining advances greenfield opportunities across its portfolio, including drilling programs at regional projects in Saskatchewan, Nevada and Türkiye. Mapping and sampling work is also continuing at earlier stage and regional opportunities in the U.S., Türkiye, Argentina and Canada.

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Assumptions
All figures are in U.S. dollars, unless otherwise noted. Gold equivalent figures for operating guidance are based on a gold-to-silver ratio of 88:1 in 2025. Cost of sales, cash costs, AISC and capital expenditure guidance is based on an exchange rate of 1.36 Canadian dollars to one U.S. dollar and are subject to the key assumptions, risks and uncertainties described under “Cautionary Note Regarding Forward-Looking Information and Statements”. All figures are presented on a 100% basis, unless otherwise noted.
About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX. The Company expects to remain listed on the ASX under the ticker symbol SSR until market close on April 7, 2025.
For more information, please visit www.ssrmining.com.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

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Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to global pandemics, including the duration, severity and scope of a pandemic and potential impacts on mining operations; risks and uncertainties resulting from the incident at Çöpler described in our Annual Report on Form 10-K for the year ended December 31, 2024; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR and the Canadian securities regulatory authorities on SEDAR.

Forward-looking information and statements in this news release include any statements concerning, among other things: all information related to the Company’s Çöpler operations, including timelines, outlook, preliminary costs, remediation plans, and possible restart plans; forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; timing and impact surrounding suspension or interruption of operations as a result of regulatory requirements or actions by governmental authority; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: the assumptions made in respect of the Company’s Çöpler operations; the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; the Company’s ability to efficiently integrate acquired mines and businesses and to manage the costs related to any such integration, or to retain key technical, professional or management personnel; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedarplus.ca, on EDGAR at www.sec.gov and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake

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no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Cautionary Note to U.S. Investors

This news release includes terms that comply with reporting standards in Canada under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), including the terms “Mineral Reserves” and “Mineral Resources”. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The standards of NI 43-101 differ significantly from the requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made in accordance with U.S. standards.

Qualified Persons

All key assumptions, parameters and methods used to estimate Mineral Reserves and Mineral Resources reported herein in respect of Çöpler, Marigold, Seabee and Puna, and the data verification procedures followed, are set out in the Technical Report Summary on the Çöpler Property, Türkiye, the Technical Report Summary on the Marigold Complex, Nevada, USA , the Technical Report Summary on the Seabee Gold Operation, Saskatchewan, Canada, and the Technical Report Summary on the Puna Operations, Argentina (each a “Technical Report Summary”). Each Technical Report Summary has been filed with the SEC as part of the Company's Current Report on Form 8-K filed on February 13, 2024, and incorporated by reference herein, and is available for review on EDGAR at www.sec.gov.

Cautionary Note Regarding Non-GAAP Measures

We have included certain non-GAAP performance measures throughout this document. These performance measures are employed by us to measure our operating and economic performance internally and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders also use this information to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. Accordingly, these performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our condensed consolidated interim financial statements.

Cash costs, AISC per ounce sold, and free cash flow are Non-GAAP Measures with no standardized definition under U.S GAAP.

The Company uses cash costs per ounce of precious metals sold, a non-GAAP financial measure, to monitor its operating performance internally, including operating cash costs, and for internal decision making. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability and ability to generate cash flow. When deriving the cost of sales associated with an ounce of precious metal, the Company includes the by-product credits as it considers the cost to produce the gold or silver is reduced as a result of the by-product sales incidental to the gold and silver production process, thereby allowing management and other stakeholders to assess the net costs of gold and silver production. In calculating cash costs per payable ounce, the Company also excludes the impact of specific items that are significant, but not reflective of its underlying operations. When deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties. Cash costs per payable ounce metrics, net of by-product credits, are also used in the Company's internal decision making processes.

AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of its by-product cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, growth expenditures are excluded. Certain other cash expenditures, including tax payments and financing costs are also excluded. The Company believes that this measure represents the total costs of producing gold and silver from current operations and provides the Company and other stakeholders with additional information about its operating performance and ability to generate cash flows. It allows the Company to assess its ability to support capital expenditures and to sustain future production from the generation of operating cash flows.

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Appendix Table 1. Reconciliation of cost of sales to cash costs and AISC used in the calculation of 2025 cost guidance.

(operating guidance 100% basis) (12)		Marigold	CC&V (13)	Seabee	Puna	Corporate	Total (Excluding Çöpler)	Çöpler	Consolidated
Gold Production	koz	160 – 190	90 – 110	70 – 80	—	—	320 – 380	—	320 – 380
Silver Production	Moz	—	—	—	8.00 – 8.75	—	8.00 – 8.75	—	8.00 – 8.75
Gold Equivalent Production	koz	160 – 190	90 – 110	70 – 80	90 – 100	—	410 – 480	—	410 – 480
Gold Sold	koz	160 – 190	90 – 110	70 – 80	—	—	320 – 380	—	320 – 380
Silver Sold	Moz	—	—	—	8.00 – 8.75	—	8.00 – 8.75	—	8.00 – 8.75
Gold Equivalent Sold	koz	160 – 190	90 – 110	70 – 80	90 – 100	—	410 – 480	–	410 – 480

Cost of Sales (GAAP) (14)	$M	245 – 298	132 – 166	86 – 102	100 – 123	–	563 – 689	–	563 – 689
By-Product Credits + Treatment & Refining Costs	$M	—	(1)	—	(8)	—	(10)	—	(10)
Cash Cost (non-GAAP) (15)	$M	245 – 298	131 – 165	86 – 102	92 – 114	—	554 – 679	—	554 – 679
Sustaining Capital Expenditures (16)	$M	45	27	32	15	—	119	—	119
Reclamation Cost Accretion & Amortization	$M	3	9	3	9	—	24	—	24
General & Administrative	$M	—	—	—	—	60 – 65	60 – 65	—	60 – 65
Share-Based Compensation (17)	$M	—	—	—	—	30 – 35	30 – 35	—	30 – 35
Care & Maintenance (18)	$M	—	—	—	—	—	—	80 – 100	80 – 100
All-In Sustaining Cost (non-GAAP) (15)	$M	293 – 346	166 – 201	121 – 137	115 – 138	90 – 100	786 – 921	80 – 100	866 – 1,021

Cost of Sales per Ounce (GAAP) (14)	$/oz	1,530 – 1,570	1,470 – 1,510	1,230 – 1,270	12.50 – 14.00	—	1,375 – 1,435	—	1,375 – 1,435
Cash Cost per Ounce (non-GAAP) (15)	$/oz	1,530 – 1,570	1,460 – 1,500	1,230 – 1,270	11.35 – 12.85	—	1,350 – 1,410	—	1,350 – 1,410
All-In Sustaining Cost per Ounce (non-GAAP) (15)	$/oz	1,800 – 1,840	1,800 – 1,840	1,710 – 1,750	14.25 – 15.75	—	1,890 – 1,950	—	2,090 – 2,150
(12)Figures may not add due to rounding.
(13)CC&V figures are presented as of March 1, 2025 onwards to account for attributable production to SSR Mining following the close of the CC&V transaction. Prior to the closing of the acquisition, CC&V produced approximately 28,000 ounces of gold. For the full year, inclusive of ounces produced under Newmont’s ownership, CC&V is expected to produce between 118,000 and 138,000 ounces of gold.
(14)Excludes depreciation, depletion, and amortization.
(15)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at its mines. AISC includes reclamation cost accretion and amortization and certain lease payments. Total AISC includes G&A costs and share-based compensation, but excludes any care & maintenance costs incurred at Çöpler. Consolidated AISC reflects cash care & maintenance costs of approximately $20 - $25 million per quarter incurred at Çöpler until the mine is restarted.
(16)Refer to “2025 Capital Guidance” table within this press release for a breakdown of sustaining exploration and evaluation expenditures. No material capital expenditures are expected at Çöpler until the mine is restarted.
(17)Share-based compensation guidance uses a reference price of approximately US$15 per share.
(18)Reflects the cash component of care & maintenance expenses that would be incurred at Çöpler in the event the operation did not restart within 2025. SSR Mining continues to work closely with the relevant authorities in Türkiye to advance the restart of the Çöpler mine, but at this time the Company is not able to estimate or predict when and under what conditions operations will resume.

SSR Mining Inc.	PAGE 9

Information Regarding CC&V

All information related to CC&V’s 2023 Mineral Reserves and Mineral Resources is derived solely from Newmont Corporation’s (“Newmont”) press release (“Newmont Announces 2023 Mineral Reserves for Integrated Company of 136 Million Gold Ounces with Robust Copper Optionality of 30 Billion Pounds”) dated February 22, 2024, and all information related to CC&V’s 2024 Mineral Reserves and Mineral Resources is derived from Newmont’s press release “Newmont Reports 2024 Mineral Reserves of 134.1 Million Gold Ounces and 13.5 Million Tonnes of Copper”, dated February 20, 2025, and the Annual Report on Form 10-K of Newmont, filed with the SEC on February 21, 2025 (collectively, the “Newmont Disclosure”). You should closely review the Newmont Disclosure in their entirety to learn about the risk, considerations and qualifications to which this information is subject. We have not independently verified the information derived from the Newmont Disclosure. These “historical estimates” (as such term is defined in National Instrument 43-101 – Standards of Disclosure for Mineral Properties (“NI 43-101”)) are provided solely for information purposes and have not been independently verified by SSR Mining. These historical estimates are based on work completed and estimates prepared by Newmont, they are not current and should not be treated as SSR Mining’s current estimates of Mineral Reserves or Mineral Resources at CC&V.

Newmont’s Mineral Reserves and Mineral Resources for 2024 were based on a gold price assumption of $1,700 per ounce for Mineral Reserves and $2,000 per ounce for Mineral Resources. Newmont’s Mineral Reserves and Mineral Resources for 2023 were based on a gold price assumption of $1,400 per ounce for Mineral Reserves and $1,600 per ounce for Mineral Resources.

Newmont has not prepared a technical report summary in accordance with the requirements of Subpart 1300 under Regulation SK of the Securities Act of 1933 and the Securities Exchange Act of 1934 or a technical report in accordance with the requirements of NI 43-101, and Mineral Resources and Mineral Reserves have not been calculated in accordance with NI 43-101. As a result, the production estimates made by SSR Mining are based on the Newmont Disclosure and have not been prepared, reviewed or verified by an independent, third-party qualified person and no such qualified person has done sufficient work to classify the Newmont Disclosure as Mineral Resources or Mineral Reserves as prescribed by Subpart 1300 or NI 43-101 and SSR is not treating the historical estimate as current Mineral Resources or Mineral Reserves for purposes of Subpart 1300 or NI 43-101. CC&V Mineral Reserves and Mineral Resources (Source: Newmont as of December 31, 2024).

Appendix Table 2. Newmont Mineral Reserves and Mineral Resources as of December 31, 2024.

	Tonnes (kt)	Grade (g/t)	Gold (koz)
Open Pit	87,000	0.43	1,200
Leach Pads	—	—	—
Proven Reserves	87,000	0.43	1,200

Open Pit	28,600	0.43	400
Leach Pads	34,600	0.73	800
Probable Reserves	63,200	0.60	1,200

Open Pit	115,600	0.43	1,600
Leach Pads	34,600	0.73	800
P&P Mineral Reserves	150,200	0.50	2,400

Measured Mineral Resources	20,300	0.53	300
Indicated Mineral Resources	26,500	0.48	400
M&I Mineral Resources (exclusive)	46,700	0.50	800

Inferred Mineral Resources	71,400	0.40	900

SSR Mining Inc.	PAGE 10